EXHIBIT 23.1













            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 27, 2008 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in the 2007 Annual Report to Shareholders, which is incorporated by reference in Anheuser-Busch Companies, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2007. We also consent to the incorporation by reference of our report dated February 27, 2008 relating to the financial statement schedule, which appears in such Annual Report on Form 10-K. Further, we also consent to the reference to us under the heading "Experts" in such Registration Statement.


/S/ PRICEWATERHOUSECOOPERS LLP

    PricewaterhouseCoopers LLP
    St. Louis, MO
    April 23, 2008